Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Surf Air Mobility Inc. of our report dated April 12, 2023, except with respect to the matters that raise substantial doubt about the Company’s ability to continue as a going concern and the effects of the revision discussed in Note 1 to the consolidated financial statements, as to which the date is June 2, 2023, relating to the financial statements of Southern Airways Corporation, which appears in Surf Air Mobility Inc.'s Current Report on Form 8-K/A dated August 29, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California June 3, 2024